Exhibit 99.1

COVENANT LOGISTICS GROUP ANNOUNCES SECOND QUARTER 2025

FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – July 23, 2025 - Covenant Logistics Group, Inc. (NYSE: CVLG) (“Covenant” or the “Company”) announced today financial and operating results for the second quarter ended June 30, 2025. The Company’s conference call to discuss the quarter will be held at 10:00 A.M. Eastern Time on Thursday, July 24, 2025.

Chairman and Chief Executive Officer, David R. Parker, commented: “We are pleased to report second quarter earnings of $0.36 per diluted share or $0.45 per diluted share on a non-GAAP adjusted basis.

“The highlight of our second quarter’s results was year-over-year freight revenue growth of 7.8% to $276.5 million, an all-time high for any quarter in the history of our enterprise.  This milestone was achieved despite an operating environment that remained competitive throughout the quarter across many Expedited, Managed Freight, and non-specialized equipment Dedicated accounts.  As the general freight market improves, we believe we are well positioned to capitalize on opportunities that improve margin and return on capital. We are also pleased to announce that during the quarter we were successful in repurchasing approximately 1.6 million shares of outstanding common stock at an average price of approximately $22.69 per share, amounting to $35.2 million of our $50.0 million stock repurchase program.

“Our 49% equity method investment with Transport Enterprise Leasing (“TEL”) contributed pre-tax net income of $4.3 million, or $0.12 per share, roughly in line with the prior year quarter’s results of $4.1 million.”

Second Quarter Financial Performance:
	Three Months Ended June 30,		Six Months Ended June 30,
($000s, except per share information)	2025	2024	2025	2024
Total Revenue	$302,854	$287,497	$572,209	$566,260
Freight Revenue, Excludes Fuel Surcharge	$276,532	$256,512	$519,751	$504,197
Operating Income	$11,563	$15,577	$19,190	$19,912
Adjusted Operating Income (1)	$15,019	$18,670	$25,876	$33,470
Operating Ratio	96.2%	94.6%	96.6%	96.5%
Adjusted Operating Ratio (1)	94.6%	92.7%	95.0%	93.4%
Net Income	$9,840	$12,194	$16,403	$16,168
Adjusted Net Income (1)	$12,415	$14,452	$21,384	$25,969
Earnings per Diluted Share	$0.36	$0.44	$0.60	$0.59
Adjusted Earnings per Diluted Share (1)	$0.45	$0.52	$0.78	$0.94

(1)	Represents non-GAAP measures.

Truckload Operating Data and Statistics
	Three Months Ended June 30,		Six Months Ended June 30,
($000s, except statistical information)	2025	2024	2025	2024
Combined Truckload
Total Revenue	$199,577	$201,475	$387,879	$391,428
Freight Revenue, excludes Fuel Surcharge	$173,395	$170,771	$335,724	$329,966
Segment Operating Income (1)	$13,679	$25,137	$21,316	$44,328
Adj. Seg. Operating Income (2)	$9,590	$12,788	$15,799	$22,817
Segment Operating Ratio (1)	93.1%	87.5%	94.5%	88.7%
Adj. Seg. Operating Ratio (2)	94.5%	92.5%	95.3%	93.1%
Average Freight Revenue per Tractor per Week	$5,543	$5,726	$5,480	$5,688
Average Freight Revenue per Total Mile	$2.52	$2.38	$2.52	$2.37
Average Miles per Tractor per Period	28,620	31,270	56,146	62,459
Weighted Average Tractors for Period	2,406	2,294	2,369	2,231

Expedited
Total Revenue	$97,300	$108,010	$191,993	$213,481
Freight Revenue, excludes Fuel Surcharge	$83,229	$88,918	$163,478	$175,518
Segment Operating Income (1)	$7,466	$12,831	$13,056	$23,699
Adj. Seg. Operating Income (2)	$5,077	$5,302	$9,731	$10,619
Segment Operating Ratio (1)	92.3%	88.1%	93.2%	88.9%
Adj. Seg. Operating Ratio (2)	93.9%	94.0%	94.0%	93.9%
Average Freight Revenue per Tractor per Week	$7,442	$7,516	$7,383	$7,459
Average Freight Revenue per Total Mile	$2.11	$2.06	$2.12	$2.08
Average Miles per Tractor per Period	45,754	47,396	90,018	93,448
Weighted Average Tractors for Period	860	910	856	905

Dedicated
Total Revenue	$102,277	$93,465	$195,886	$177,947
Freight Revenue, excludes Fuel Surcharge	$90,166	$81,853	$172,246	$154,448
Segment Operating Income (1)	$6,213	$12,306	$8,260	$20,629
Adj. Seg. Operating Income (2)	$4,513	$7,486	$6,068	$12,198
Segment Operating Ratio (1)	93.9%	86.8%	95.8%	88.4%
Adj. Seg. Operating Ratio (2)	95.0%	90.9%	96.5%	92.1%
Average Freight Revenue per Tractor per Week	$4,486	$4,549	$4,403	$4,480
Average Freight Revenue per Total Mile	$3.06	$2.86	$3.08	$2.82
Average Miles per Tractor per Period	19,085	20,667	36,974	41,309
Weighted Average Tractors for Period	1,546	1,384	1,513	1,326

(1)
Segment operating income and segment operating ratio exclude indirect costs not directly attributable to any one reportable segment, amortization of intangible assets, and contingent consideration liability adjustments to match the information our Chief Operating Decision Maker uses to evaluate the operating results of our reportable segments. The prior year periods have been conformed to this presentation.

(2)	Represents non-GAAP measures.

Combined Truckload Revenue

Paul Bunn, the Company’s President commented on truckload operations, “For the quarter, total revenue in our truckload operations decreased 0.9%, to $199.6 million.  The decrease related primarily to $4.5 million less fuel surcharge revenue, which varies with the cost of fuel.  Freight revenue grew by $2.6 million, or 1.5%, as a result of a 4.9% increase in average tractor fleet, partially offset by lower equipment utilization.”

Expedited Truckload Revenue

Mr. Bunn added, “Freight revenue in our Expedited segment decreased $5.7 million, or 6.4%. Average total tractors decreased by 50 units, or 5.5%, to 860, compared to 910 in the prior year quarter. Average freight revenue per tractor per week decreased 1.0% as a result of a 3.5% decrease in utilization, partially offset by a 2.4% increase in freight revenue per total mile.”

Dedicated Truckload Revenue

“For the quarter, freight revenue in our Dedicated segment increased $8.3 million, or 10.2%. Average total tractors increased by 162 units, or 11.7%, to 1,546, compared to 1,384 in the prior year’s quarter. Average freight revenue per tractor per week decreased 1.4% as a result of a 7.7% decrease in utilization, partially offset by a 7.0% increase in freight revenue per total mile.”

Combined Truckload Operating Expenses

Mr. Bunn continued, “Rising operating costs in our combined truckload segment negatively impacted operating margins compared to the prior year quarter. Higher costs primarily include salaries, wages and related expenses and operations and maintenance costs necessary to seat and operate our equipment. Most expense increases were expected, as they relate to growth in high-service and low-mileage operations. The expense increases were partially offset by a 5.9% increase in revenue per total mile.

“Salaries, wages and related expenses increased year-over-year by 7 cents, or approximately 6%, on a per total mile basis. The increase was driven primarily from the year-over-year impact of significant growth in our dedicated protein supply chain business. As we grow our dedicated fleet in niche services, it requires hiring and retaining skilled drivers and maintenance professionals to operate and maintain specialized equipment on loads that typically move heavy weights on non-paved roads with shorter lengths of haul, resulting in higher costs on a per total mile basis.

“Operations and maintenance expenses increased 2 cents per total mile, or approximately 10%, compared to the prior year quarter primarily due to increased maintenance on Dedicated equipment in niche service areas with high stress demands on equipment and short length of haul.

“Fuel expense for the current quarter was comparable to the prior year on a cents per total mile basis.  However, when the cost of fuel is netted with fuel surcharge revenue, the impact to operating income was unfavorable by 5 cents per total mile.  As fuel quickly fluctuates in price, the impact to our fuel surcharge recovery model may be delayed, resulting in temporary favorable or unfavorable margins.   In this case, compared to the prior year, quickly rising fuel prices at the end of the quarter created an unfavorable impact to our operating income.

“Safety continues to be our priority as we consistently strive to raise our own standards by hiring highly qualified drivers, implementing proactive training sessions, and investing in and implementing the latest safety equipment and technology.  For the past several years, our safety statistics have been at or near the best in our history. Insurance and claims expense for the current quarter was comparable to the prior year on a cents per total mile basis. Given the self-insured portions and limits of our insurance program, and the risk of extremely large awards and settlements in our industry (so-called “nuclear verdicts/settlements”), the amount of expense recognized from period to period can fluctuate materially.

Managed Freight Segment
	Three Months Ended June 30,		Six Months Ended June 30,
($000s)	2025	2024	2025	2024
Freight Revenue	$77,550	$60,366	$134,400	$123,283
Segment Operating Income (1)	$4,462	$3,808	$8,002	$6,538
Adj. Seg. Operating Income (2)	$4,171	$3,594	$7,520	$6,127
Segment Operating Ratio (1)	94.2%	93.7%	94.0%	94.7%
Adj. Seg. Operating Ratio (2)	94.6%	94.0%	94.4%	95.0%

(1)
Segment operating income and segment operating ratio exclude indirect costs not directly attributable to any one reportable segment, amortization of intangible assets, and contingent consideration liability adjustments to match the information our Chief Operating Decision Maker uses to evaluate the operating results of our reportable segments. The prior year periods have been conformed to this presentation.

(2)	Represents non-GAAP measures.

“For the quarter, Managed Freight’s freight revenue increased 28.5%, from the prior year quarter. Operating income improved 17.2% and adjusted operating income improved 16.1% compared to the second quarter of 2024. The growth in this segment is attributable to new business awarded in the year that surged in the current quarter, as well as the team’s effort to identify and execute on overflow capacity for our Expedited fleet.”

Warehousing Segment
	Three Months Ended June 30,		Six Months Ended June 30,
($000s)	2025	2024	2025	2024
Freight Revenue	$25,587	$25,375	$49,627	$50,948
Segment Operating Income (1)	$1,916	$2,895	$3,760	$5,786
Adj. Seg. Operating Income (2)	$1,258	$2,288	$2,557	$4,526
Segment Operating Ratio (1)	92.6%	88.7%	92.5%	88.8%
Adj. Seg. Operating Ratio (2)	95.1%	91.0%	94.8%	91.1%

(1)
Segment operating income and segment operating ratio exclude indirect costs not directly attributable to any one reportable segment, amortization of intangible assets, and contingent consideration liability adjustments to match the information our Chief Operating Decision Maker uses to evaluate the operating results of our reportable segments. The prior year periods have been conformed to this presentation.

(2)	Represents non-GAAP measures.

“For the quarter, Warehousing’s freight revenue increased 0.8% versus the prior year quarter. Operating income and adjusted operating income for the Warehousing segment decreased $1.0 million compared to the second quarter of 2024, driven by the combination of facility-related cost increases for which we have not yet negotiated rate increases with our customers and start-up costs and inefficiencies related to new business.  We expect margins to gradually improve on existing operations as the start-up phase rolls off and rate negotiations are concluded.”

Capitalization, Liquidity and Capital Expenditures

Tripp Grant, the Company’s Chief Financial Officer, added the following comments: “At June 30, 2025, our total indebtedness, composed of total debt and finance lease obligations, net of cash (“net indebtedness”), increased by $49.0 million to approximately $268.7 million as compared to December 31, 2024. In addition, our net indebtedness to total capitalization increased to 39.2% at June 30, 2025, from 33.4% at December 31, 2024.

“The increase to net indebtedness in the first half of the year is primarily attributable to the payment of acquisition-related payments of $19.2 million and repurchasing approximately $35.2 million of common stock outstanding.

“At June 30, 2025, we had cash and cash equivalents totaling $0.1 million. Under our ABL credit facility, we had $24.6 million of outstanding borrowings, undrawn letters of credit outstanding of $19.9 million, and available borrowing capacity of $65.5 million.

“At the end of the quarter, we had $6.2 million in assets held for sale that we anticipate disposing of within twelve months. The average age of our tractors slightly increased to 22 months compared to 21 months a year ago.

“Our expectations for net capital equipment expenditures for the remainder of the year is $50 million to $60 million, more than originally anticipated as a result of growth expected in our dedicated fleet. Our equipment plan reflects our priorities of maintaining the average age of our fleet in a manner that allows us to optimize operational uptime and related operating costs and offer a fleet of equipment that our professional drivers are proud to operate. We expect the benefits of improved utilization, fuel economy and maintenance costs to produce acceptable returns despite increased prices of new equipment and potentially lower values of used equipment.”

Outlook

Mr. Parker concluded, “We believe that general freight market fundamentals are slowly improving, although progress is uneven due to ongoing fluctuations in inventory levels, government policies, supply chain patterns, and industry-wide tractor capacity. We believe capacity is slowly exiting the market through a combination of fleet downsizing by larger companies, bankruptcies of smaller companies, and enforcement of English Language Proficiency and B-1 visa regulations. We are optimistic that demand will improve as excess inventories from import pull-forwards are reduced, tax and monetary policy changes take hold, and trade policy becomes clear. Improved market fundamentals typically benefit the general commodity freight within our Expedited, Dedicated, and Managed Freight segments, although the Managed Freight segment can see margin pressure until rates reset.  Outside the general market, the specialized freight within our Dedicated and Expedited segments are growing, and we see resilient demand for our services. We continue to remain focused on positioning the Company to execute quickly and gain operating leverage as conditions improve, continuing to capture new dedicated contracts to expand the fleet organically, and evaluating multiple acquisition and investment opportunities.  Our goal remains to grow profitably and generate meaningful returns for our stockholders while providing world-class career opportunities for our team members.”

Conference Call Information

The Company will host a live conference call tomorrow, July 24, 2025, at 10:00 a.m. Eastern time to discuss the quarter. Individuals may access the call by dialing 877-550-1505 (U.S./Canada) and 0800-524-4760 (International). An audio replay will be available for one week following the call at 800-645-7964, access code 3895#. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenantlogistics.com/investors under the icon “Earnings Info.”

Covenant Logistics Group, Inc., through its subsidiaries, offers a portfolio of transportation and logistics services to customers throughout the United States. Primary services include asset- based expedited and dedicated truckload capacity, as well as asset-light warehousing, transportation management, and freight brokerage capability. In addition, Transport Enterprise Leasing is an affiliated company providing revenue equipment sales and leasing services to the trucking industry. Covenant's Class A common stock is traded on the New York Stock Exchange under the symbol, “CVLG.”

(1) See GAAP to Non-GAAP Reconciliation in the schedules included with this release. In addition to operating income, segment operating income, operating ratio, segment operating income, net income, and earnings per diluted share, we use adjusted operating income, adjusted segment operating income, adjusted operating ratio, adjusted segment operating ratio, adjusted net income, and adjusted earnings per diluted share, non-GAAP measures, as key measures of profitability. Adjusted operating income, adjusted segment operating income, adjusted operating ratio, adjusted segment operating ratio, adjusted net income, and adjusted earnings per diluted share are not substitutes for operating income, segment operating income, operating ratio, segment operating income, net income, and earnings per diluted share measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. We believe our presentation of these non-GAAP financial measures are useful because it provides investors and securities analysts with supplemental information that we use internally for purposes of assessing profitability. Further, our Board and management use non-GAAP operating income, segment operating income, operating ratio, segment operating income, net income, and earnings per diluted share measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. Although we believe that adjusted operating income, adjusted segment operating income, adjusted operating ratio, adjusted segment operating ratio, adjusted net income, and adjusted earnings per diluted share improves comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry, if those companies define such measures differently. Because of these limitations, adjusted operating income, adjusted segment operating income, adjusted operating ratio, adjusted segment operating ratio, adjusted net income, and adjusted earnings per diluted share should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “could,” “continue,” “would,” “may,” “will,” "intends," “outlook,” “focus,” “seek,” “potential,” “mission,” “continue,” “goal,” “target,” “objective,” derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this press release, statements relating to equipment age, net capital expenditures and related priorities, benefits, and returns, capital allocation alternatives, expectations for the general freight market, our ability to grow our dedicated fleet, future insurance and claims expense, margin, and return on capital, future repurchases under the stock repurchase program, if any, progress toward our strategic goals and the expected impact of achieving such goals, and the statements under “Outlook” are forward-looking statements. The following factors, among others could cause actual results to differ materially from those in the forward-looking statements: Our business is subject to economic, credit, business, and regulatory factors affecting the truckload industry that are largely beyond our control; We may not be successful in achieving our strategic plan; We operate in a highly competitive and fragmented industry; We may not grow substantially in the future and we may not be successful in improving our profitability; We may not make acquisitions in the future, or if we do, we may not be successful in our acquisition strategy; The conflicts in Ukraine and the Middle East, expansion of such conflicts to other areas or countries or similar conflicts, as well as rising tensions between China and Taiwan, could adversely impact our business and financial results; Increases in driver compensation or difficulties attracting and retaining qualified drivers could have a materially adverse effect on our profitability and the ability to maintain or grow our fleet; Our engagement of independent contractors to provide a portion of our capacity exposes us to different risks than we face with our tractors driven by company drivers; We derive a significant portion of our revenues from our major customers; Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, surcharge collection, and hedging activities may increase our costs of operation; We depend on third-party providers, particularly in our Managed Freight segment; We depend on the proper functioning and availability of our management information and communication systems and other information technology assets (including the data contained therein) and a system failure or unavailability, including those caused by cybersecurity breaches internally or with third-parties, or an inability to effectively upgrade such systems and assets could cause a significant disruption to our business; If we are unable to retain our key employees, our business, financial condition, and results of operations could be harmed; Seasonality and the impact of weather and climate change and other catastrophic events affect our operations and profitability; We self-insure for a significant portion of our claims exposure, which could significantly increase the volatility of, and decrease the amount of, our earnings; Our self-insurance for auto liability claims and our use of captive insurance companies could adversely impact our operations; We have experienced, and may experience additional, erosion of available limits in our aggregate insurance policies; We may experience additional expense to reinstate insurance policies due to liability claims; We operate in a highly regulated industry; If our independent contractor drivers are deemed by regulators or judicial process to be employees, our business, financial condition, and results of operations could be adversely affected; Developments in labor and employment law and any unionizing efforts by employees could have a materially adverse effect on our results of operations; The Compliance Safety Accountability program adopted by the Federal Motor Carrier Safety Administration could adversely affect our profitability and operations, our ability to maintain or grow our fleet, and our customer relationships; Receipt of an unfavorable Department of Transportation safety rating at any of our motor carriers could have a materially adverse effect on our operations and profitability; Compliance with various environmental laws and regulations; Regulatory changes related to climate change could increase our costs significantly; Changes to trade regulation, quotas, duties, or tariffs; Litigation may adversely affect our business, financial condition, and results of operations; Conflicting views on environmental, social and governance matters may have a negative impact on our business, impose additional costs on us, and expose us to additional risks; A large-scale outbreak of avian flu or related illness among the nation’s poultry flock may adversely affect the revenues of our Dedicated segment; Our ABL credit facility and other financing arrangements contain certain covenants, restrictions, and requirements, and we may be unable to comply with such covenants, restrictions, and requirements; In the future, we may need to obtain additional financing that may not be available or, if it is available, may result in a reduction in the percentage ownership of our stockholders; Our indebtedness and finance and operating lease obligations could adversely affect our ability to respond to changes in our industry or business; Our profitability may be materially adversely impacted if our capital investments do not match customer demand or if there is a decline in the availability of funding sources for these investments; Increased prices for new revenue equipment, design changes of new engines, future uses of autonomous tractors, volatility in the used equipment market, decreased availability of new revenue equipment, and the failure of manufacturers to meet their sale or trade-back obligations to us could have a materially adverse effect on our business, financial condition, results of operations, and profitability; Our 49% owned subsidiary, Transport Enterprise Leasing, faces certain additional risks particular to its operations, any one of which could adversely affect our operating results; We could determine that our goodwill and other intangible assets are impaired, thus recognizing a related loss; Our Chairman of the Board and Chief Executive Officer and his wife control a large portion of our stock and have substantial control over us, which could limit other stockholders' ability to influence the outcome of key transactions, including changes of control; Provisions in our charter documents or Nevada law may inhibit a takeover, which could limit the price investors might be willing to pay for our Class A common stock; The market price of our Class A common stock may be volatile; We cannot guarantee the timing or amount of repurchases of our Class A common stock, or the declaration of future dividends, if any; Changes in taxation could lead to an increase of our tax exposure; If we fail to maintain effective internal control over financial reporting in the future, there could be an elevated possibility of a material misstatement, and such a misstatement could cause investors to lose confidence in our financial statements, which could have a material adverse effect on our stock price; and The effects of a widespread outbreak of an illness or disease, or any other public health crisis, as well as regulatory measures implemented in response to such events, could negatively impact the health and safety of our workforce and/or adversely impact our business and results of operations. The declaration of future dividends is subject to approval of our board of directors and various risks and uncertainties, including, but not limited to: our cash flow and cash needs; compliance with applicable law; restrictions on the payment of dividends under existing or future financing arrangements; changes in tax laws relating to corporate dividends; deterioration in our financial condition or results: and those risks, uncertainties, and other factors identified from time-to-time in our filings with the Securities and Exchange Commission. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:

M. Paul Bunn, President
PBunn@covenantlogistics.com

Tripp Grant, Chief Financial Officer
TGrant@covenantlogistics.com

For copies of Company information contact:

Brooke McKenzie, Executive Administrative Assistant
BMcKenzie@covenantlogistics.com

Covenant Logistics Group, Inc.
Key Financial and Operating Statistics
	Income Statement Data
	Three Months Ended June 30,			Six Months Ended June 30,
($s in 000s, except per share data)	2025	2024	% Change	2025	2024	% Change
Revenues
Freight revenue	$276,532	$256,512	7.8%	$519,751	$504,197	3.1%
Fuel surcharge revenue	26,322	30,985	(15.0%)	52,458	62,063	(15.5%)
Total revenue	$302,854	$287,497	5.3%	$572,209	$566,260	1.1%

Operating expenses:
Salaries, wages, and related expenses	109,148	106,373		214,100	206,708
Fuel expense	27,989	29,093		56,157	60,045
Operations and maintenance	17,066	15,552		32,816	29,148
Revenue equipment rentals and purchased transportation	76,791	62,755		133,596	129,506
Operating taxes and licenses	3,436	2,283		7,022	5,644
Insurance and claims	17,307	17,148		32,590	32,538
Communications and utilities	1,481	1,272		2,949	2,675
General supplies and expenses	14,657	14,477		28,252	35,307
Depreciation and amortization	23,121	22,130		44,916	43,238
Loss on disposition of property and equipment, net	295	837		621	1,539
Total operating expenses	291,291	271,920		553,019	546,348
Operating income	11,563	15,577		19,190	19,912
Interest expense, net	2,470	3,799		5,327	7,137
Income from equity method investment	(4,268)	(4,094)		(8,044)	(7,770)
Income from continuing operations before income taxes	13,361	15,872		21,907	20,545
Income tax expense	3,521	3,828		5,504	4,677
Income from continuing operations	9,840	12,044		16,403	15,868
Income from discontinued operations, net of tax	-	150		-	300
Net income	$9,840	$12,194		$16,403	$16,168

Basic earnings per share (1)
Income from continuing operations	$0.38	$0.46		$0.62	$0.60
Income from discontinued operations	$-	$0.01		$-	$0.01
Net income per basic share	$0.38	$0.46		$0.62	$0.62
Diluted earnings per share (1)
Income from continuing operations	$0.36	$0.44		$0.60	$0.57
Income from discontinued operations	$-	$0.01		$-	$0.01
Net income per diluted share	$0.36	$0.44		$0.60	$0.59
Basic weighted average shares outstanding (000s)	26,041	26,292		26,295	26,234
Diluted weighted average shares outstanding (000s)	27,228	27,662		27,564	27,604

(1)	Total may not sum due to rounding.

	Segment Freight Revenues
	Three Months Ended June 30,			Six Months Ended June 30,
($s in 000's)	2025	2024	% Change	2025	2024	% Change
Expedited - Truckload	$83,229	$88,918	(6.4%)	$163,478	$175,518	(6.9%)
Dedicated - Truckload	90,166	81,853	10.2%	172,246	154,448	11.5%
Combined Truckload	173,395	170,771	1.5%	335,724	329,966	1.7%
Managed Freight	77,550	60,366	28.5%	134,400	123,283	9.0%
Warehousing	25,587	25,375	0.8%	49,627	50,948	(2.6%)
Consolidated Freight Revenue	$276,532	$256,512	7.8%	$519,751	$504,197	3.1%

	Truckload Operating Statistics
	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	% Change	2025	2024	% Change
Average freight revenue per loaded mile	$2.96	$2.73	8.4%	$2.97	$2.70	10.0%
Average freight revenue per total mile	$2.52	$2.38	5.9%	$2.52	$2.37	6.3%
Average freight revenue per tractor per week	$5,543	$5,726	(3.2%)	$5,480	$5,688	(3.7%)
Average miles per tractor per period	28,620	31,270	(8.5%)	56,146	62,459	(10.1%)
Weighted avg. tractors for period	2,406	2,294	4.9%	2,369	2,231	6.2%
Tractors at end of period	2,401	2,314	3.8%	2,401	2,314	3.8%
Trailers at end of period	6,639	6,314	5.1%	6,639	6,314	5.1%

	Selected Balance Sheet Data
($s in '000's, except per share data)	6/30/2025	12/31/2024
Total assets	$1,009,092	$997,768
Total stockholders' equity	$416,874	$438,340
Total indebtedness, comprised of total debt and finance leases, net of cash	$268,694	$219,620
Net Indebtedness to Capitalization Ratio	39.2%	33.4%
Leverage Ratio(1)	2.02	1.65
Tangible book value per end-of-quarter basic share	$9.65	$10.17

(1)
Leverage Ratio is calculated as total indebtedness, comprised of total debt and finance leases, net of cash, divided by the trailing twelve months sum of operating income, depreciation and amortization, and gain on disposition of property and equipment, net.

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio(1)
(Dollars in thousands)	Three Months Ended June 30,			Six Months Ended June 30,
GAAP Presentation	2025	2024	bps Change	2025	2024	bps Change
Total revenue	$302,854	$287,497		$572,209	$566,260
Total operating expenses	291,291	271,920		553,019	546,348
Operating income	$11,563	$15,577		$19,190	$19,912
Operating ratio	96.2%	94.6%	160	96.6%	96.5%	10

Non-GAAP Presentation	2025	2024	bps Change	2025	2024	bps Change
Total revenue	$302,854	$287,497		$572,209	$566,260
Fuel surcharge revenue	(26,322)	(30,985)		(52,458)	(62,063)
Freight revenue (total revenue, excluding fuel surcharge)	276,532	256,512		519,751	504,197

Total operating income	11,563	15,577		19,190	19,912
Adjusted for:
Amortization of intangibles (2)	2,746	2,373		5,117	4,744
Contingent consideration liability adjustment	710	720		1,420	8,814
Transaction costs	-	-		149	-
Adjusted operating income	15,019	18,670		25,876	33,470
Adjusted operating ratio	94.6%	92.7%	190	95.0%	93.4%	160

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP adjusted operating income and adjusted operating ratio.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

Non-GAAP Reconciliation (Unaudited) Adjusted Net Income and Adjusted EPS(1)
(Dollars in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
GAAP Presentation - Net income	$9,840	$12,194	$16,403	$16,168
Adjusted for:
Amortization of intangibles (2)	2,746	2,373	5,117	4,744
Discontinued operations reversal of loss contingency (3)	-	(200)	-	(400)
Contingent consideration liability adjustment	710	720	1,420	8,814
Transaction costs	-	-	149	-
Total adjustments before taxes	3,456	2,893	6,686	13,158
Provision for income tax expense at effective rate	(881)	(635)	(1,705)	(3,357)
Tax effected adjustments	$2,575	$2,258	$4,981	$9,801
Non-GAAP Presentation - Adjusted net income	$12,415	$14,452	$21,384	$25,969

GAAP Presentation - Diluted earnings per share ("EPS") (4)	$0.36	$0.44	$0.60	$0.59
Adjusted for:
Amortization of intangibles (2)	0.10	0.09	0.19	0.17
Discontinued operations reversal of loss contingency(3)	-	(0.01)	-	(0.02)
Contingent consideration liability adjustment	0.03	0.02	0.05	0.32
Transaction costs	-	-	0.01	-
Total adjustments before taxes	0.13	0.10	0.25	0.47
Provision for income tax expense at effective rate	(0.04)	(0.02)	(0.07)	(0.12)
Tax effected adjustments	$0.09	$0.08	$0.18	$0.35
Non-GAAP Presentation - Adjusted EPS	$0.45	$0.52	$0.78	$0.94

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP net income to consolidated non-GAAP adjusted net income and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.
(3)
"Discontinued Operations reversal of loss contingency" reflects the non-cash reversal of a previously recorded loss contingency that is no longer considered probable. The original loss contingency was recorded in Q4 2020 as a result of our disposal of our former accounts receivable factoring segment, TFS.

(4)	Total may not sum due to rounding.

Covenant Logistics Group, Inc
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)

(Dollars in thousands)	Three Months Ended June 30,
GAAP Presentation	2025					2024
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$97,300	$102,277	$199,577	$77,550	$25,727	$108,010	$93,465	$201,475	$60,366	$25,656
Total segment operating expenses (2)	89,834	96,064	185,898	73,088	23,811	95,179	81,159	176,338	56,558	22,761
Segment operating income (2)	$7,466	$6,213	$13,679	$4,462	$1,916	$12,831	$12,306	$25,137	$3,808	$2,895
Segment operating ratio (2)	92.3%	93.9%	93.1%	94.2%	92.6%	88.1%	86.8%	87.5%	93.7%	88.7%

Non-GAAP Presentation
Total revenue	$97,300	$102,277	$199,577	$77,550	$25,727	$108,010	$93,465	$201,475	$60,366	$25,656
Fuel surcharge revenue	(14,071)	(12,111)	(26,182)	-	(140)	(19,092)	(11,612)	(30,704)	-	(281)
Freight revenue (total revenue, excluding fuel surcharge)	83,229	90,166	173,395	77,550	25,587	88,918	81,853	170,771	60,366	25,375

Total segment operating income (2)	$7,466	$6,213	13,679	$4,462	$1,916	$12,831	$12,306	25,137	$3,808	$2,895
Adjusted for:
Other (3)	(2,389)	(1,700)	(4,089)	(291)	(658)	(7,529)	(4,820)	(12,349)	(214)	(607)
Adjusted segment operating income	5,077	4,513	9,590	4,171	1,258	5,302	7,486	12,788	3,594	2,288
Adjusted segment operating ratio	93.9%	95.0%	94.5%	94.6%	95.1%	94.0%	90.9%	92.5%	94.0%	91.0%

	Six Months Ended June 30,
GAAP Presentation	2025					2024
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$191,993	$195,886	$387,879	$134,400	$49,930	$213,481	$177,947	$391,428	$123,283	$51,549
Total segment operating expenses (2)	178,937	187,626	366,563	126,398	46,170	189,782	157,318	347,100	116,745	45,763
Segment operating income (2)	$13,056	$8,260	$21,316	$8,002	$3,760	$23,699	$20,629	$44,328	$6,538	$5,786
Segment operating ratio (2)	93.2%	95.8%	94.5%	94.0%	92.5%	88.9%	88.4%	88.7%	94.7%	88.8%

Non-GAAP Presentation
Total revenue	$191,993	$195,886	$387,879	$134,400	$49,930	$213,481	$177,947	$391,428	$123,283	$51,549
Fuel surcharge revenue	(28,515)	(23,640)	(52,155)	-	(303)	(37,963)	(23,499)	(61,462)	-	(601)
Freight revenue (total revenue, excluding fuel surcharge)	163,478	172,246	335,724	134,400	49,627	175,518	154,448	329,966	123,283	50,948

Total segment operating income (2)	$13,056	$8,260	$21,316	$8,002	$3,760	$23,699	$20,629	$44,328	$6,538	$5,786
Adjusted for:
Other (3)	(3,325)	(2,341)	(5,666)	(482)	(1,203)	(13,080)	(8,431)	(21,511)	(411)	(1,260)
Transaction costs	-	149	149	-	-	-	-	-	-	-
Adjusted segment operating income	9,731	6,068	15,799	7,520	2,557	10,619	12,198	22,817	6,127	4,526
Adjusted segment operating ratio	94.0%	96.5%	95.3%	94.4%	94.8%	93.9%	92.1%	93.1%	95.0%	91.1%

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP segment operating income and segment operating ratio to consolidated non-GAAP adjusted segment operating income and adjusted segment operating ratio.

(2)
Segment operating expenses, segment operating income, and segment operating ratio exclude indirect costs not directly attributable to any one reportable segment, amortization of intangible assets, and contingent consideration liability adjustments to match the information our Chief Operating Decision Maker uses to evaluate the operating results of our reportable segments. The prior year periods have been conformed to this presentation.

(3)	Represents indirect costs not directly attributable to any one reportable segment, amortization of intangible assets, and contingent consideration liability adjustments.

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